UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2026

Sysco Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 Par Value	SYY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On February 10, 2026, with respect to the offering and sale of $600 million aggregate principal amount of its 4.400% Senior Notes due 2031 (the “2031 Notes”) and $650 million aggregate principal amount of its 4.950% Senior Notes due 2036 (the “2036 Notes” and, together with the 2031 Notes, the “Notes”), Sysco Corporation (“Sysco”) and certain subsidiary guarantors entered into an Underwriting Agreement (the “Underwriting Agreement”) with BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters listed in Schedule II thereto (the “Underwriters”).

The offering of the Notes is expected to close on February 13, 2026, subject to the satisfaction of customary closing conditions contained in the Underwriting Agreement.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements of Sysco, and customary conditions to closing, indemnification rights and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto.

The representations and warranties set forth in the Underwriting Agreement were made solely for the benefit of the parties to the Underwriting Agreement and (i) should not be treated as categorical statements of fact, but rather as a means of allocating the risk to one of the parties if those statements prove to be inaccurate, (ii) may have been qualified in the Underwriting Agreement in accordance with its terms, (iii) may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws and (iv) were made only as of the dates specified in the Underwriting Agreement.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Affiliates of certain of the Underwriters are lenders under Sysco’s credit facility. The Underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to Sysco and its affiliates, for which they received or will receive customary fees and expenses. Affiliates of certain of the Underwriters are dealers under Sysco’s commercial paper programs and may hold commercial paper notes thereunder. Accordingly, they may receive a portion of the net proceeds from this offering. Additionally, U.S. Bank Trust Company, National Association, an affiliate of one of the Underwriters, is trustee for the Notes.

The Notes are being offered and sold under a Registration Statement on Form S-3 (Registration No. 333-281830) and are described in a Prospectus Supplement dated February 10, 2026.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1**	Underwriting Agreement, dated as of February 10, 2026, by and among Sysco Corporation, the Guarantors listed on Schedule I thereto, BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters listed on Schedule II thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

**

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted exhibit or schedule will be furnished to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2026

Sysco Corporation

By:	/s/ Andrew Wurdack
Andrew Wurdack
Vice President, Securities and Corporate Governance & Assistant Secretary